Exhibit 99.1

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS AND AMERICAN INDUSTRIAL PARTNERS ANNOUNCE

70.2% OF SEACOR SHARES TENDERED, OFFER AMENDED TO ELIMINATE

ABILITY TO TENDER BY GUARANTEED DELIVERY

New York, NY, April 12, 2021. SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”) and American Industrial Partners and its affiliate Safari Merger Subsidiary, Inc. (“Purchaser”) announced that Purchaser is removing the ability to tender by guaranteed delivery into Purchaser’s outstanding tender offer at $41.50 per share. SEACOR and Purchaser also announced that 70.2% of outstanding shares have been tendered into the offer, including 7.6% by guaranteed delivery, and that the offer has been extended to 5:00 p.m. EDT on Wednesday, April 14, 2021 to permit the shares tendered by guaranteed delivery to be actually delivered physically or by book-entry. In accordance with Delaware law, the transaction’s minimum tender condition requires that shares tendered by physical or book-entry delivery represent 66 2/3% of outstanding shares. SEACOR and the Purchaser have also agreed to extend the End Date under the Merger Agreement to Friday, April 16, 2021.

The extension of the offer to April 14, and the End Date to April 16, and the removal of the ability to tender by guaranteed delivery, were taken by Purchaser in coordination with the SEACOR board specifically to allow shares previously tendered by guaranteed delivery to be delivered physically or by book-entry, so that the minimum tender condition is met, and to avoid possible confusion in the market place caused by shares being tendered that don’t qualify for meeting the minimum tender condition. In connection with these actions, Purchaser has agreed to pay SEACOR an extension fee of $1,250,000 per day that the offer is extended.

American Stock Transfer & Trust Company, LLC, the depository for the tender offer, has indicated that, as of 5:00 p.m. on April 9, 2021, a total of 14,428,458 shares, representing 70.2% of the outstanding shares, had been validly tendered. Of these shares, 12,857,350 shares, representing 62.6% of the outstanding shares, were tendered physically or by book-entry, and 1,571,108 shares, representing 7.6% of the outstanding shares, were tendered pursuant to guaranteed delivery procedures.

Shareholders who have already tendered their shares by physical or book-entry delivery should not re-tender their shares or take any other action as a result of the extension of the tender offer. Stockholders who have tendered by guaranteed delivery should fulfill their guarantee obligations as soon as possible by delivering their shares physically or by book-entry. Shareholders should be aware that shares traded with T+2 settlement can now not be tendered until two trading days after the trade and the success of the offer is dependent on sufficient shares being tendered physically or by book-entry.

Purchaser is ready to close the transaction and, when 66 2/3% of outstanding shares are delivered physically or by book-entry, closing and payment for the shares will occur promptly within three business days.

The tender offer is being made pursuant to the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) in the Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Tender Offer Statement”) filed by Purchaser and its affiliates with the United States Securities and Exchange Commission on December 18, 2020, as amended.

* * * * *

About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that invests in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, American Industrial Partners has completed more than 100 transactions and currently has more than $8 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on American Industrial Partners, visit www.americanindustrial.com.

Additional Information and Where to Find It

The tender offer described in this communication commenced on December 18, 2020. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of SEACOR. On December 18, 2020, the bidders filed with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and SEACOR filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. SEACOR’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting SEACOR. Free copies of these materials and certain other offering documents will be made available by SEACOR upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer named in the Tender Offer Statement. Copies of the documents filed with the SEC by SEACOR will be available free of charge under the “Investors” section of SEACOR’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, SEACOR files annual, quarterly and current reports, proxy statements and other information with the SEC. SEACOR’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Information Agent Contact

Michael Madalon

D.F. King & Co., Inc.

212-269-5732 / 917-294-9326

mmadalon@dfking.com

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212-750-5833

Media Contact

Stephen Pettibone / Mike DeGraff

Sard Verbinnen & Co.

SEACOR-SVC@sardverb.com